UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2021

ADT Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38352	47-4116383
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 Yamato Road Boca Raton, Florida		33431
(Address of principal executive offices)		(Zip Code)

(561) 988-3600

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADT	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Credit Agreement Amendment

On January 27, 2021 (the “Closing Date”), Prime Security Services Borrower, LLC, a Delaware limited liability company (“Prime Borrower”), an indirect wholly owned subsidiary of ADT Inc. (“ADT,” the “Company,” “we” and “our”), entered into that certain Incremental Assumption and Amendment Agreement No. 10 (the “Credit Agreement Amendment”), by and among the Prime Borrower, as borrower, Prime Security Services Holdings, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of the Company (“Holdings”), certain of Prime Borrower’s subsidiaries, the lenders party thereto and Barclays Bank PLC, as administrative agent (the “Administrative Agent”), which amends and restates that certain Ninth Amended and Restated First Lien Credit Agreement, dated as of July 1, 2015, as amended and restated on May 2, 2016, June 23, 2016, December 28, 2016, February 13, 2017, June 29, 2017, March 16, 2018, December 3, 2018, March 15, 2019 (effective April 4, 2019) and September 23, 2019 (the “Existing Credit Agreement”), by and among Prime Borrower, as borrower, Holdings, the lenders party thereto, the Administrative Agent and the other parties named therein (as amended and restated by the Credit Agreement Amendment, the “Amended and Restated Credit Agreement”). On the Closing Date, pursuant to the Credit Agreement Amendment, Prime Borrower repriced its existing $2,779 million First Lien Senior Secured Term Loans due 2026 (the “Repricing Transaction” and such repriced term loans, the “Repriced Term Loans”).

The Repriced Term Loans require scheduled quarterly payments equal to 0.25% of the aggregate outstanding principal amount as of the Closing Date, with the remaining balance payable at maturity. We may make voluntary prepayments on the Repriced Term Loans at any time prior to maturity at par, subject to a 1.00% prepayment premium in the event of certain specified refinancing events at any time during the first six months after the Closing Date. The Repriced Term Loans have an interest rate calculated as, at our option, either (a) LIBOR determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs (“Adjusted LIBOR”) with a floor of 0.75%, or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate published by the Wall Street Journal, and (iii) one-month Adjusted LIBOR plus 1.00% per annum (“Base Rate”), in each case, plus the applicable margin of 2.75% for Adjusted LIBOR loans and 1.75% for Base Rate loans and is payable at least quarterly.

Other than as described above, the loans under the Amended and Restated Credit Agreement continue to have the same terms as provided under the Existing Credit Agreement. Additionally, the parties to the Amended and Restated Credit Agreement continue to have the same obligations set forth in the Existing Credit Agreement.

The foregoing description of the Credit Agreement Amendment and the Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Credit Agreement Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein, and the full text of the Amended and Restated Credit Agreement, a copy of which is attached as Annex A to the Credit Agreement Amendment and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Incremental Assumption and Amendment Agreement No. 10, dated as of January 27, 2021, by and among Prime Security Services Holdings, LLC, Prime Security Services Borrower, LLC, the lenders party thereto and Barclays Bank PLC, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADT INC.

Date: January 27, 2021

	By:	/s/ Jeffrey Likosar
	Name:	Jeffrey Likosar
	Title:	Executive Vice President, Chief Financial Officer and Treasurer